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                                                                    EXHIBIT 4(2)


                         SCHEDULE OF OMITTED DOCUMENT


      Pursuant to Instruction No. 2 to Item 601 of Regulation S-K, MGM Grand, Inc. (the "Company") has omitted from the Exhibits filed with its Current Report on Form 8-K the following document: Indenture, among MGM Grand, Inc., as Issuer, the Guarantors Parties thereto and U.S. Trust Company of California, N.A., dated as of February 6, 1998 (the "February 6 Indenture").

      The February 6 Indenture differs from the Indenture (the "February 2 Indenture"), by and among the Company, as Issuer, the Guarantors Parties thereto and PNC Bank, National Association, as Trustee, dated as of February 2, 1998, and filed as Exhibit 4(1) to the Current Report, in the following material details:

      1.  Identity of Trustee and Collateral Agent.  The Trustee and Collateral
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Agent under the February 6 Indenture is U.S. Trust Company of California, N.A.

      2.  Date.  The date of the February 6 Indenture is February 6, 1998.
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      3.  Securities Issued.  The February 6 Indenture provides for the issuance
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of $200,000,000 aggregate principal amount of the Company's 6-7/8% Senior
Collateralized Notes Due 2008, which notes have a different Issue Date, Interest Payment Date and Maturity (as those terms are defined in the February 6 Indenture) than the notes issued under the February 2 Indenture.

      4.  Additional Pari Passu Notes.  The term "Additional Pari Passu Notes"
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is defined in the February 6 Indenture to mean the notes issued under the
February 2 Indenture.

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